Exhibit 99.1

FOR IMMEDIATE RELEASE Investor Relations: 800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report

Preliminary Revenue for 2007 and Reiterate Full Year 2007

Earnings Guidance

Syracuse, New York — (Businesswire) — January 11, 2008 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent of Carrols Corporation, today reported that preliminary full year 2007 revenues increased 5.1% to approximately $789 million compared to 2006, including comparable restaurant sales increases of 1.4% for Pollo Tropical®, 0.2% for Taco Cabana® and 4.6% for its Burger King® restaurants. Comparable restaurant sales in the fourth quarter of 2007 were 2.0% for Pollo Tropical, 0.9% for Taco Cabana and 4.6% for the Company’s Burger King restaurants.

During the fourth quarter of 2007, the Company opened two Pollo Tropical restaurants, one in Woodbridge, NJ and one in Orlando, FL, and opened one Taco Cabana restaurant in McAllen, TX. The Company also closed two Burger King restaurants, one Taco Cabana restaurant, and as previously reported, one Pollo Tropical restaurant.

Based upon full year 2007 preliminary revenues, the Company is reiterating its previous earnings guidance of diluted earnings per share ranging from $0.73 to $0.78 (before the non-recurring charges related to closing one Pollo Tropical restaurant and refinancing the Company’s senior credit facility in March 2007). Diluted common shares outstanding are estimated to be approximately 21.6 million. The Company will provide guidance for 2008 when it reports fourth quarter and full year 2007 results which the Company expects to occur in early March.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “In a difficult year for our industry, we are pleased to report comparable restaurant sales at our Hispanic Brands in-line with our previous guidance as well as notable strength in our Burger King restaurants, which should result in full year 2007 diluted earnings within the range of our previously communicated guidance.”

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 554 company-owned and operated restaurants in 16 states as of December 31, 2007, and 30 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

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